Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Registration Statement of Evergreen Holdings, Inc. and Subsidiaries (the “Company”) on Form S-4 of our report dated July 16, 2002 (April 25, 2003 as to Note 13 and October 10, 2003 as to Note 15) which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/S/    DELOITTE & TOUCHE LLP

Portland, Oregon

October 10, 2003